Exhibit 99.2
TELULAR CORPORATION, #4373074
FOURTH QUARTER 2010 EARNINGS CONFERENCE CALL
November 4, 2010, 4:30 PM ET
Chairperson: Joe Beatty (Mgmt.)

Operator:	Greetings, ladies and gentlemen. Thank you for standing by. Welcome to the Telular Corporation Fourth Quarter 2010 Earnings conference call. During today’s presentation all parties will be in a listen-only mode. Following the presentation the conference will be open for questions. If you have a question, please press the star, followed by the one on your touchtone phone. If you would like to withdraw your question, please press the star, followed by the two. If you are using speaker equipment, please lift the handset before making your selection. This conference is being recorded, November 4th, 2010.

I would now like to turn the conference over to Brinlea Johnson of BlueShirt Group. Please go ahead.

Brinlea Johnson:	Good afternoon, ladies and gentlemen and welcome to Telular Corporation’s conference call to discuss operating results for the fourth quarter and fiscal year, ended September 30th, 2010. By now everyone should have received a copy of the company’s press release that went out this afternoon. If you need a copy of the press releases, please contact the BlueShirt Group at (212) 551-1453. On the line with us today from Telular’s management is Joe Beatty, President and Chief Executive Officer and Jonathan Charak, Senior Vice President and Chief Financial Officer.

Before we begin I would like to turn your attention to the fact that forward-looking statements may be made during the course of the call and certain factors may cause actual results or performance to differ materially from what is implied by these forward-looking statements. Please refer to the company’s 10-K and other periodic filings with the SEC for a discussion of these factors.

At this point I’d like to turn the call over to Mr. Joe Beatty.

Joe Beatty:	Thanks Brinlea. Good afternoon, everyone. We have a lot of exciting news to talk about today. Since I’ve joined the company we’ve been committed to sustaining profitability and generating operating cash flow. We truly value our shareholders and as evidenced by our share repurchases, view our stock as a highly attractive investment. We believe our financial results reflect our success in generating consistent cash flow.

Our confidence in the business and our commitment to maximizing shareholder value was reiterated by our announcement today in which we declared a special cash dividend of $1 per share and the initiation of a regular quarterly dividend of $0.10 per share. This quarterly dividend represents a yield of 9.9% of today’s closing stock price. As demonstrated by this announcement, management and the board are very excited about the future of Telular.

This quarter we once again delivered double digit annual service revenue growth and in terms of sequential growth in our product sales. We continue to build on our recurring service revenues by adding subscribers, ending the year with approximately 568,000 Telguard subscribers. We remain well positioned to capitalize on the ongoing trend towards Telular-only household which continues to drive the overall penetration of Telular in the security industry.

Looking ahead, we’re focused on increasing market share in our two lines of business, Telguard and TankLink, finding new areas of expansion in end-to-end and continuing to deliver growth and shareholder value. I’ll go into more detail on our dividend announcement and strategy later on the call but first I’m going to turn the call over to Jonathan Charak, our CFO to review the fourth quarter and full year 2010 financials.

Jonathan Charak:	Thank you, Joe. Good afternoon, everybody. For the fourth quarter of 2010 Telular reported revenue of $12 million and pretax income of $1.4 million. For the fourth quarter of 2010 net income before non-cash items increased to $2 million as compared to $1.9 million in the prior year period. Net income before non-cash items is a non-GAAP measure which adds back depreciation, amortization, non-cash tax items and stock-based compensation expense to net income. We use this measure internally to assess our ability to generate cash from operating the business.

For fiscal year 2010 the company reported revenue of $47.4 million and we increased pre-tax income to $3.8 million as compared to $2.4 million in 2009. For fiscal year 2010 the company increased net income before non-cash items to $6.4 million as compared to $4.3 million in 2009. The pre-tax numbers for the fourth quarter in fiscal year 2010 do not include a significant income tax benefit that we expect to record in 2010 prior to filing our Form 10-K. The current trend of consistent profitability requires us to review the necessity of the full valuation allowances recorded against our significant deferred tax assets, primarily consisting of net operating loss carry-forwards.

Based on a year-end review we have determined that it is now more likely than not that a significant portion of these deferred tax assets will be realizable and we therefore must reverse the portion of the related valuation allowances. We are still finalizing this analysis but we expect to reverse somewhere between $10 and $30 million of our valuation allowance in the fourth quarter of fiscal 2010, prior to filing our 10-K. This adjustment will not affect net income before non-cash items but will increase overall net income and earnings per share.

In the fourth quarter of 2010, total recurring service revenue increased 17% over the prior year period to $7.2 million. For the full year, total service revenues were up 22% over 2009 to $27.5 million. During the fourth quarter of 2010 we sold 22,000 Telguard units, resulting in Telguard product revenues of $3.2 million and sold 1,700 tank monitoring units resulting in TankLink product revenues of $680,000. Total product sales increased 22% sequentially to $4.8 million and were $19.9 million for fiscal year 2010. We continue to expect Telguard sales of between 15,000 and 25,000 units on a quarterly basis throughout fiscal 2011.

During the quarter the company activated 19,000 new Telguard subscribers, bringing the total number of Telguard subscribers at year end to approximately 568,000. The Telguard churn rate for the trailing 12 month period was approximately 7.5% and when normalized for out of period deactivations was approximately 4.6%, well below the security industry average. For TankLink, the company also increased the number of billable tanks at 18,900 at year end.

The average selling price for Telguard hardware units sold in the fourth quarter was $144. Telguard service average revenue per unit, or ARPU, remained flat sequentially at $4 per month. TankLink service ARPU was also fairly steady at $6.64 per month for the fourth quarter of 2010.

Turning to operations, we continue to effectively control costs and realize operational efficiency. Operating expenses for the fourth quarter were down slightly on a sequential basis to $3.9 million. For fiscal year 2010 we lowered operating expenses to $16.7 million.

Our balance sheet remains very strong. During the year we increased our cash position by nearly $10 million, $27.7 million with no debt.

Now I’d like to turn the call back over to Joe to go into a more detailed discussion of our business.

Joe Beatty:	Thanks Jonathan. Looking back, we have a long history of developing innovative products to drive recurring revenue growth. This has given the company good visibility into our cash flow generation. While product sales have fluctuated due to economic conditions at times, service revenues have grown consistently. Service revenue increased to 60% of sales in the fourth quarter as we successfully added new subscribers at a high rate and kept our churn rate low.

The attractiveness in our model is readily apparent. In our Telguard business, customer acquisition costs are only $30, all of which we recoup with the initial product sale. For this we get a customer with a seven-year average life and an ARPU of $50 a year at 65% margins. In addition, as we continue to scale this business and acquire new customers the better our operating leverage and margin percentage.

This recurring revenue model, in some ways comparable to a SAS company, gives us a high level of visibility and confidence in our dividend payments. Going into more detail on our dividend payments, we wanted to recognize our board’s goal of ensuring that Telular’s value was properly realized by shareholders from a total return perspective. With 28 million in cash on our balance sheet and no debt, our cash level currently represents a majority of our market capitalization. We believe that uncertainty around its use represented an impediment for the proper valuation of our operating activities. For this fundamental reason, as well as certain tax advantages that currently exist, we decided to return cash to shareholders through declaration of the special dividend.

The special dividend and related expenses will utilize approximately 16 million of our $28 million cash balance, leaving us sufficient cash on hand for any corporate development opportunities that may arise. In addition to the special dividend, the board declared an initial, regular quarterly dividend of $0.10 per share. Along with announcing new dividend payments, today is also the first time as CEO that I will be introducing financial guidance.

We expect to deliver net income before non-cash items of $8 to $9 million in fiscal 2011. On an annualized basis, our regular dividend rate will require approximately $6 million of cash. Consequently we expect to continue growing our cash balances, notwithstanding the dividend actions announced today.

Reflecting back on the year, I’m pleased with the progress we’ve made diversifying our customer base and continuing to increase both our Telguard and TankLink subscribers. While our overall revenue growth was impacted by fewer Telguard unit sales to our largest customer, the growth of our recurring service revenue remained strong and continues to grow as our subscriber base increases. We have a very impressive portfolio of products and Telguard’s time-tested quality and superior service record give us a strong reputation in the market.

It has been a highly productive year for Telguard product and marketing enhancements. In the spring we launched the TG-1 Express and I’m proud to say it is already our second most popular cellular communicator. During the summer we launched our Telguard Advantage program, a frequent buyer program for our dealers that gives them price discounts in exchange for more frequent sales of Telguard service.

Last month at a major industry trade show we announced the ability for our Telguard fire units to be the sole communications path for commercial fire alarm applications. Our customers are very excited for the release of the product later this month since they can eliminate phone lines and save money now that our unit can totally replace landlines in fire alarm situations.

Just this week at the IFD Solutions trade show in New York we announced Telguard Interactive services. Telguard Interactive allows an end user to remotely check the status and activate or deactivate their home alarm system via smart phone. Early next year we also planned additional new Telguard products and features. In summary, it’s been a period of unprecedented successful product launches and revved up marketing for Telguard.

In our TankLink line of business we have successfully streamlined the business, improved its production and customer service processes and returned to a path of growth. This quarter was the first full quarter in which TankLink generated positive operating cash flow. We continue to be excited about opportunities for TankLink with our partner in Latin America, Telefónica, as well as other initiatives in the TankLink line of business that we expect to discuss in future calls.

In conclusion, I’ve always valued the dedication of our shareholders, many of whom I’ve been speaking with for years. I’m pleased to share the benefit of our reliable cash production in the form of a special and regular dividend that we’ve announced today. We remain committed to sustaining profitability, growing our presence in the end-to-end wireless space and as you know, maximizing shareholder value.

For a more in depth review of the Telular story and information on today’s news, I welcome you to visit our website at www.telular.com to see our newly updated investor presentation. It is posted in the Investor Relations section. With that in mind, I’d like to turn it over to our operator, Brian to coordinate questions that you might have.

Operator:	Thank you. We will now begin the question and answer session. As a reminder, if you have a question, please press the star, followed by the one on your touchtone phone. If you would like to withdraw your question, press the star, followed by the two. If you’re using speaker equipment, you will need to lift the handset before making your selection.

And our first question comes from the line of Berke Bakay with BBS Capital Funds. Please go ahead.

Berke Bakay:	I wanted to congratulate you and the Board of Directors for coming out with the special dividend and also the regular dividend and I think the stock is up 25% afterwards. I think this was one element that was missing in the equation and I really appreciated your actions for returning cash to shareholders and just wanted to congratulate you also for the business momentum and I’ll just leave it at that. I don’t have any questions, just wanted to congratulate you.

Joe Beatty:	Well thanks, Berke. Appreciate the support and just that we try to be shareholder responsive and it’s just nice to hear that you agree with that, so appreciate the comment.

Berke Bakay:	Thank you.

Operator:	Thank you. Our next question comes from the line of Shai Dardashi with DCM. Please go ahead.

Shai Dardashi:	John and Joe, phenomenal job and thank you very much. Just want to step back and ask about the Telguard Interactive economics. If you can get into the price point that Telguard receives per account and then how much of that price point could become free cash flow on a quarter basis? Thank you.

Joe Beatty:	Sure, Shai. The Telguard economics, you know, we think about service, average revenue per month $4. It’s $50 a year and about 65% gross margin on the service. We have a service life on average of seven years. If you do the math, as some of the SAS companies do it would be lifetime value customers, well, over $150, $155 the last math I did.

Shai Dardashi:	Still, it’s important—the Interactive section, the iPhone application.

Joe Beatty:	Oh, Interactive, okay. Sure, sorry. Interactive is being launched this week. We’re offering it as an incremental fee on the service of $2, basically, $1.90, $1.99, just under $2 and the margin, that depends how you measure but there’s no incremental cost of goods sold on the service. So, it’s an incremental margin. We did some development to create the feature which we are recovering at that fee and we’re excited about it. We look forward to seeing what our customers think. We think it hits the sweet spot on interactive services.

We don’t think customers want to do everything remotely with a security system. We do think they want to know if it’s turned on, if they left home and didn’t recall if they set it, and we think they want to be able to turn it on and off remotely and that’s exactly what it does. It’s a beautiful iPhone app; we’re really excited about it.

Shai Dardashi:	Good, thank you very much.

Operator:	Thank you. Once again, ladies and gentlemen, if there are any additional questions please press the star, followed by the one at this time. As a reminder, if you are using speaker equipment you will need to lift the handset before making your selection.

Our next question comes from the line of Dave Kanen with First Midwest Bank. Please go ahead.

Dave Kanen:	Firstly with security, thank you for taking my call. Congratulations. Nice quarter. My question is in regards to the new fire alarm product. Can you give a sense as to what you think [audio interference].

Operator:	Pardon me, ladies and gentlemen. We have a technical difficulty. If Dave could queue up again, please. Hit star, one. Dave, please proceed with your question.

Dave Kanen:	And I’m from First Midwest Security. I’m back, just to clarify. My question is in regards to this new fire alarm product that you just launched. Can you give me a sense as to what type of pent up demand you think exists for this product, okay? How are additional rollouts going to go and the economics in terms of ARPU on this product versus your standard wireless alarm back up product? Thanks.

Joe Beatty:	Hi Dave. Yes, the sole path fire communicator, we think there’s a lot of demand for it. What’s interesting about it is fire communicators require dual path conductivity and the way the fire regulations were written, specifically it required at least one of those two paths to be a copper line. The rules have been modified in many jurisdictions such that it’s okay to have two cellular paths, as long as it can be verified that the path is open at least once every five minutes or so and that’s really opened the door for cellular to be a primary backbone for carrying fire alarms.

The mathematics is that the phone company lines are about $40 a month for a phone company line and if you’re using the Telguard fire sole path communicator, it’s more like $25 a month. So you can get rid of some cost if you are using a fire communicator. It’s cheaper for the end user. We love it because the ARPU is about $25 a month, obviously much higher than our average. Of course, there’s a higher cost of service there too because we’re checking in with it very frequently, every five minutes.

Nevertheless, you know, the numbers remain very good in terms of absolute margin. So we think it’s going to be very popular. As I said, end users save money. We love the economics from our perspective. The loser is now Bell, of course, the phone company who loses yet another copper phone line. But to summarize, we feel really good about the new fire product and looking forward to seeing how the market accepts it.

Dave Kanen:	Okay, excellent. Thanks guys. Good luck.

Joe Beatty:	Thanks Dave.

Operator:	Thank you. Our final question is a follow up from Shai Dardashi with DCM. Please go ahead.

Shai Dardashi:	Hi guys. It’s actually a two-part question. The first part is how do you view working capital in 2011? What amount of cash do you think is required for the business? And the second part of the question is, if the buyback authorization still exists, might buybacks happen as well in 2011 or going forward. Thank you.

Joe Beatty:	Thanks Shai. Working capital has been a source of capital for us in 2010. We’ve taken inventories down. We’ve gotten very good at managing our inventories. We’re looking forward in 2011. I wouldn’t look for working capital to be a source of cash. I also wouldn’t guide you to look for it to be a use of cash. It should roughly be net neutral, I would think, for 2011.

In terms of the buyback, we have an outstanding buyback program approved by our board. It was sized at $5 million and there’s about 4.6 million of that left. The program remains open and we will, as we managed it in the past on a discretionary basis, utilize that program if we think it’s advantageous. So that program will remain open.

Shai Dardashi:	And is there any discussion of using debt to finance a buyback? I mean, using the surplus earnings power to tie off as an interest coverage ratio, perhaps.

Joe Beatty:	Shai, did you say is there any discussion of using debt to fund further buybacks?

Shai Dardashi:	That’s right. I mean using surplus earnings power, the type as an interest coverage ratio because that is so cheap right now.

Joe Beatty:	Yes. We haven’t talked about using debt to expand the buyback program. I wouldn’t anticipate us doing that. I would say this, we do have good debt capacity as you point out and there are other circumstances where it might make sense which is another reason for the special dividend and putting the cash out of the company we don’t perceive as very risky. We’re quite credit worthy. We’ve got a line of credit that’s been untapped for years, so we do have borrowing capacity for different purposes. But no, we haven’t considered it for buyback purposes yet.

Shai Dardashi:	And also, is there any commentary on tax treatment for the $1 dividend?

Jonathan Charak:	This is Jonathan. In the press release we talk about how distributions are taken from either cumulative or current year earnings and profits are considered a dividend on your 1099 and due to the historical losses as we talked about a little bit in a different context, the NOLs that have built up do not have any cumulative earnings in profits so basically the portion that’s distributed this year that is less than or equal to our current year earnings will be considered a dividend and the rest of it will be considered a non-dividend distribution.

Shai Dardashi:	Okay, thank you very much. Great job.

Joe Beatty:	Thanks Shai.

Operator:	Thank you very much. I would now like to turn the call back over to management for closing remarks.

Joe Beatty:	Thanks Brian. I’d just like to say thanks to everyone. I appreciate your interest in the company. I feel like hopefully you feel that we listen to you in terms of your ideas about the company. We’re excited about having the capacity and the ability with our operating model, strong recurring revenues at really good margins that we can do these dividends and we hope you’re excited too. Thanks for your attention and we’ll talk to you again.

Operator:	Ladies and gentlemen, this concludes the Telular Corporation Fourth Quarter 2010 Earnings conference call. If you’d like to listen to a replay of today’s conference, please dial 800-406-7325 then enter 4373074. Again, if you would like to listen to a replay, dial 1-800-406-7325 and enter 4373074. ACT would like to thank you for your participation. You may now disconnect.
END